Exhibit 16.1

MOORE STEPHENS

ELLIS FOSTER LTD.

Chartered Accountants

1650 West 1st Avenue

Vancouver, BC Canada V6J 1G1

Telephone: (604) 737-8117 Facsimile (604) 714-5916

Website: www.ellisfoster.com

Reply Attention: D.T. Kong

January 26, 2005

Securities and Exchange Commission

450 Fifth Street N.W.

Washington, D.C. 20549

U.S.A.

Dear Ladies and Gentlemen:

Re:

Shallbetter Industries, Inc.

SEC File No: 0-31297

We are the former independent auditors for Shallbetter Industries, Inc. (the “Company”). We have read the Company’s current report on 8-K filed with the Securities and Exchange Commission on January 26, 2005, and are in agreement with the first and second paragraphs of Item 4.01 and the last paragraph of Item 4.01.  We have no basis to agree or disagree with other statements of the Company contained therein.

Yours truly,

/s/ Moore Stephens Ellis Foster Ltd.

CHARTERED ACCOUNTANTS